Exhibit 99.1

FOR IMMEDIATE RELEASE
February 16, 2010
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

REPORTS FOURTH QUARTER AND ANNUAL RESULTS

Munster, Indiana - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.1 million for the fourth quarter ended December 31, 2009 and net income of $2.5 million for the twelve months ended December 31, 2009.  At the end of 2009, the Bancorp’s assets totaled $661.8 million.

"The economy ground to a halt in the Great Recession of 2009 as economic activity fell to record proportions not seen for many generations.  While our region and community were not immune from the downturn, and despite the chaos in the national financial markets, the Bank turned a profit again in 2009.  Our reported net income compares favorably to industry results for the year," said David A. Bochnowski, Chairman and Chief Executive Officer.

The fourth quarter 2009 net income of $1.1 million, or $0.40 earnings per basic and diluted share, compares to net income of $1.3 million, or $0.45 earnings per basic and diluted share for the fourth quarter of 2008.  For the current quarter, the return on average assets (ROA) was 0.67% and return on average equity (ROE) was 8.25%.

The 2009 earnings of $2.5 million, or $0.88 earnings per basic and diluted share, compares to earnings of $5.9 million, or $2.11 earnings per basic and $2.10 earnings per diluted share for 2008.  For the current year, the ROA was 0.37% and ROE was 4.55%.

"The Bancorp continues to rely on traditional banking principles to drive earnings.  Our strategic plan calls for strong core income, strong capital, effective risk management, operating efficiency, smart growth, and diversified sources on income from banking operations,” Bochnowski said.

"In 2009 the Bank fully executed on the key elements of our business plan: our tax equivalent net interest margin was a strong 3.97%; the Bancorp and Bank were considered well capitalized as defined by federal regulations; loans were written down with adequate reserves for potential losses; operating costs were stable despite a 253% increase in FDIC deposit insurance premiums; our operations successfully expanded into Porter County; and noninterest income from banking operations rose 23.7%,” he continued.

"The Peoples team takes pride in our one hundred year tradition of community banking.  We have experienced twenty economic downturns in the past century, and in each instance our community banking tradition has not only endured but grown stronger.  We are committed to standing with our customers and community in these challenging times and, as always, to take the lead in opportunities that provide for the revitalization and growth of our local economy," said Bochnowski.

Net Interest Income
Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $6.1 million for the quarter ended December 31, 2009, compared to $5.9 million for the quarter ended December 31, 2008, an increase of $223 thousand or 3.8%.  For 2009, net interest income totaled $23.3 million, compared to $22.2 million for 2008, an increase of $1.1 million or 5.0%.  The Bancorp’s net interest margin on a tax adjusted basis was 4.14% for the quarter ended December 31, 2009, compared to 3.96% for the quarter ended December 31, 2008.  For 2009, the tax adjusted net interest margin was 3.97%, compared to 3.81% for 2008.  Net interest income continues to be positively impacted by the decrease in the Bancorp’s cost of funds as a result of the Federal Reserve’s continued action in maintaining a low interest rate environment.

Noninterest Income
Noninterest income from banking activities for the quarter ended December 31, 2009 totaled $1.2 million, compared to $1.0 million for the quarter ended December 31, 2008, an increase of $207 thousand or 20.2%.  For 2009, noninterest income totaled $5.6 million, compared to $4.5 million for 2008, an increase of $1.1 million or 23.7%.  Contributing to the increase in noninterest income for 2009 were $1.1 million in gains from the sale of fixed rate mortgage loans, $736 thousand in gains from the sale of available-for-sale securities and income from Wealth Management operations of $933 thousand.

Noninterest Expense
Noninterest expense related to operating activities totaled $4.46 million for the quarter ended December 31, 2009, compared to $4.50 million for the quarter ended December 31, 2008, a decrease of $51 thousand or 1.1%.  For 2009, noninterest expense totaled $18.7 million, compared to $17.0 million for 2008, an increase of $1.7 million or 10.2%.  The increase in noninterest expense for the current year was a result of increased compensation and occupancy costs related to the opening of the Gary Banking Center in October 2008 and the Valparaiso Banking Center in June 2009.  Also affecting the increase in noninterest expense was the payment of additional FDIC insurance premiums, resulting from an industry wide special assessment and an increase in the quarterly insurance premiums.  For 2009, the Bancorp’s FDIC deposit insurance premiums totaled $1.2 million, compared to $348 thousand for 2008, an increase of $879 thousand or 252.6%.

Funding
At December 31, 2009, deposits totaled $540.5 million, an increase of $12.4 million, compared to December 31, 2008.  The increase in deposits was attributable to increases in interest bearing checking and savings account balances.  At December 31, 2009, core deposits totaled $313.7 million, while certificates of deposit totaled $226.9 million.  Core deposits include checking, savings, and money market accounts.  Core deposits represented 58.0% of the Bancorp’s total deposits at the end of 2009.  At December 31, 2009, borrowings and repurchase agreements totaled $63.0 million, a decrease of $11.8 million for the current year, as deposit growth was used to repay borrowings.

Lending
During 2009, $209.2 million in new loans were originated, compared to $207.2 million for 2008.  During the current year, mortgage loan originations totaled $61.2 million, compared to $36.7 million for 2008.  The increase in mortgage loan originations was a result of consumers taking advantage of the low rate environment to refinance their home loans.  During 2009, the Bancorp’s commercial loan originations totaled $134.3 million, compared to $152.6 million for 2008.  The decrease in commercial loan originations is a result of the current economic downturn.  The Bancorp’s lending portfolio totaled $458.2 million at December 31, 2009, a decrease of $31.3 million.  Bochnowski noted that to avoid long-term interest rate risk, the Bank adopted a policy of selling all conforming fixed rate mortgage loan originations into the secondary market.  During the current year, the Bancorp’s management sold $49.6 million in newly originated fixed rate mortgage loans and $10.5 million in seasoned fixed rate mortgage loans into the secondary market.  During 2009, $13.8 million in growth occurred in commercial business loans.

Historically, the Bancorp has successfully originated commercial real estate loans within its primary market area.  However, beginning in the fourth quarter of 2005, in a response to a decrease in local loan demand and in an effort to reduce the potential credit risk associated with geographic concentrations, a strategy was implemented to purchase commercial real estate participation loans outside of the Bancorp’s primary market area.  The strategy to purchase these commercial real estate participation loans was limited to 10% of the Bancorp’s loan portfolio and concluded in the third quarter of 2007.  As of December 31, 2009, the Bancorp’s commercial real estate participation loan portfolio consisted of eleven loans with an aggregate balance of $32.3 million, and an additional $1.1 million in funding commitments for five of the eleven loans.  Of the $32.3 million in commercial real estate participation loans, $12.5 million has been purchased within the Bancorp’s primary market area and $19.8 million outside of the primary market.  At December 31, 2009, $11.9 million or 36.8% of the Bancorp’s commercial real estate participation loans have been placed in non-accrual status.  Of the $11.9 million in commercial real estate participation loans placed in non-accrual status, $8.2 million are located outside of the Bancorp’s primary market area.

Asset Quality
Non-performing loans totaled $18.6 million at December 31, 2009, compared to $12.4 million at December 31, 2008, an increase of $6.2 million or 50.0%.  The increase in non-performing loans is related to four commercial real estate participation loans totaling $11.9 million that were placed in non-accrual status during 2009.  The Bancorp’s ratio of non-performing loans to total assets was 2.80% at December 31, 2009, compared to 1.87% at December 31, 2008.  During 2009, management received updated information regarding the valuation for four of its commercial real estate participation loans, which indicated a decrease in market valuations.  As a result, management recorded $7.1 million in loan charge-offs related to these loans.  Also, an additional $1.3 million in loan charge-offs were recorded for credit risk related to Bank originated mortgage and commercial related loans.

As a result of increased loan charge-off activity, $2.1 million in loan loss provisions were recorded during the current quarter, compared to $848 thousand for the quarter ended December 31, 2008.  For the twelve months ended December 31, 2009, loan loss provisions totaled $8.5 million, while $2.4 million in provisions were recorded during 2008.  For 2009, net loan charge-offs totaled $8.3 million, compared to $1.1 million for 2008.  At December 31, 2009, the allowance for loan losses totaled $6.1 million and is considered adequate by management.  The allowance for loan losses as a percentage of totals loans was 1.33% at December 31, 2009, compared to 1.19% at December 31, 2008.  To the extent that actual cash flows, collateral values, and strength of personal guarantees differ from current estimates used to establish the allowance for loan losses, additional provisions to the allowance for loan losses may be required.

Capital Adequacy
At December 31, 2009, shareholders’ equity stood at $53.1 million or 8.03% of total assets.  The Bancorp’s total capital to risk-weighted assets was 11.5% at December 31, 2009.  Under all regulatory capital requirements, the Bancorp is considered well capitalized.  The book value of the Bancorp’s stock stood at $18.83 at the end of 2009.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN.   The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, Schererville, and Valparaiso, Indiana.  The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release.  A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release.  These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.  Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Financial Report

Key Ratios	Three Months Ended
	December 31,		Twelve Months Ended
	(Unaudited)		December 31,
	2009	2008	2009	2008
Return on equity	8.25%	9.67%	4.55%	10.96%
Return on assets	0.67%	0.76%	0.37%	0.91%
Basic earnings per share	$0.40	$0.45	$0.88	$2.11
Diluted earnings per share	$0.40	$0.45	$0.88	$2.10
Yield on loans	5.42%	5.89%	5.50%	6.04%
Yield on security investments	3.96%	4.96%	4.11%	4.75%
Total yield on earning assets	5.05%	5.70%	5.16%	5.78%
Cost of deposits	1.02%	1.83%	1.31%	2.06%
Cost of borrowings	2.47%	2.71%	2.58%	3.08%
Total cost of funds	1.16%	1.94%	1.45%	2.19%
Net interest margin - tax equivalent	4.14%	3.96%	3.97%	3.81%
Noninterest income / average assets	0.73%	0.62%	0.84%	0.70%
Noninterest expense / average assets	2.66%	2.72%	2.80%	2.61%
Net noninterest margin / average assets	-1.93%	-2.10%	-1.96%	-1.91%
Efficiency ratio	60.92%	65.45%	64.72%	63.52%
Effective tax rate	-38.89%	17.44%	-48.50%	19.59%
Dividend declared per common share	$0.21	$0.36	$1.21	$1.44

	December 31,	December 31,
	2009	2008
Net worth / total assets	8.03%	7.94%
Book value per share	$18.83	$18.79
Non-performing loans to total assets	2.80%	1.87%
Non-performing loans to total loans	4.05%	2.54%
Allowance for loan loss to non-performing loans	32.93%	46.97%
Allowance for loan loss to loans outstanding	1.33%	1.19%
Foreclosed real estate to total assets	0.57%	0.08%

Consolidated Statements of Income	Three Months Ended
(Dollars in thousands)	December 31,		Twelve Months Ended
	(Unaudited)		December 31,
	2009	2008	2009	2008
Interest income:
Loans	$6,303	$7,208	$25,989	$29,269
Securities & short-term investments	1,554	1,596	6,200	5,898
Total interest income	7,857	8,804	32,189	35,167
Interest expense:
Deposits	1,396	2,393	7,083	10,648
Borrowings	374	547	1,758	2,285
Total interest expense	1,770	2,940	8,841	12,933
Net interest income	6,087	5,864	23,348	22,234
Provision for loan losses	2,050	848	8,540	2,388
Net interest income after provision for loan losses	4,037	5,016	14,808	19,846
Noninterest income:
Fees & service charges	657	713	2,661	2,898
Gain on sale of loans, net	107	14	1,139	108
Wealth management operations	261	196	933	814
Gain on sale of securities, net	299	23	736	210
Cash value increase from bank owned life insurance	101	102	407	413
Other-than-temporary impairment of securities	(378)	-	(523)	-
Portion of loss recognized in other comprehensive income	286	-	387	-
Loss on foreclosed real estate	(103)	(31)	(161)	(52)
Other income	-	6	23	137
Total noninterest income	1,230	1,023	5,602	4,528
Noninterest expense:
Compensation & benefits	2,285	2,245	9,346	8,822
Occupancy & equipment	578	686	2,893	2,834
Federal deposit insurance premiums	241	291	1,227	348
Data processing	219	211	871	852
Marketing	101	101	469	405
Other	1,033	974	3,929	3,738
Total noninterest expense	4,457	4,508	18,735	16,999
Income before income taxes	810	1,531	1,675	7,375
Income tax expenses	(315)	267	(813)	1,445
Net income	$1,125	$1,264	$2,488	$5,930

NorthWest Indiana Bancorp
Financial Report

Balance Sheet Data
(Dollars in thousands)
	December 31,	December 31,	Change	Mix
	2009	2008	%	%
Total assets	$661,806	$664,732	-0.4%
Cash & cash equivalents	13,222	11,296	17.1%
Securities - available for sale	124,776	108,207	15.3%
Securities - held to maturity	19,557	18,515	5.6%

Loans receivable:
Construction and land development	53,288	54,975	-3.1%	10.6%
1-4 first liens	155,937	196,708	-20.7%	40.9%
Multifamily	9,165	12,283	-25.4%	2.7%
Commercial real estate	132,278	130,256	1.6%	26.0%
Commercial business	63,099	49,310	28.0%	10.4%
1-4 Junior Liens	3,227	4,913	-34.3%	1.1%
HELOC	22,264	21,231	4.9%	4.2%
Lot loans	3,010	3,084	-2.4%	0.7%
Consumer	1,504	1,966	-23.5%	0.4%
Government and other	14,473	14,783	-2.1%	3.0%
Total loans	458,245	489,509	-6.4%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	42,390	43,367	-2.3%	9.3%
Interest bearing checking	102,287	87,379	17.1%	16.2%
Savings	56,920	52,459	8.5%	10.3%
MMDA	112,071	113,870	-1.6%	23.0%
Total core deposits	313,668	297,075	5.6%	58.8%
Certificates of deposit	226,859	231,073	-1.8%	41.2%
Total deposits	540,527	528,148	2.3%	100.0%

Borrowings and repurchase agreements	63,022	74,795	-15.7%
Stockholder's equity	53,078	52,773	0.6%

Asset Quality
(Dollars in thousands)	December 31,	December 31,	Change
	2009	2008	%
Nonaccruing loans	$17,074	$10,937	56.1%
Accruing loans delinquent more than 90 days	1,491	1,476	1.0%
Securities in non-accrual	704	-	100.0%
Foreclosed real estate	3,747	527	611.0%
Total nonperforming assets	23,016	12,940	77.9%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,179	1,683	-29.9%
ALL general allowances for loan portfolio	4,935	4,147	19.0%
Total ALL	6,114	5,830	4.9%

Capital Adequacy	Actual	Required to be
	Ratio	well capitalized

Total capital to risk-weighted assets	11.5%	10.0%
Tier 1 capital to risk-weighted assets	10.3%	6.0%
Tier 1 capital to adjusted average assets	7.8%	5.0%